Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2018 EARNINGS

Lacey, WA (July 27, 2018) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported net income of $1.2 million or $0.48 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2018 compared to net income of $655,000 or $0.27 per diluted share for the same period last year.  For the fiscal year ended June 30, 2018 the Company reported net income of $2.2 million or $0.90 per diluted share, compared to net income of $2.4 million or $0.97 per diluted share for the fiscal year ended June 30, 2017.  The lower net income for the fiscal year ended June 30, 2018 compared to the prior fiscal year is due to a one-time revaluation adjustment to the Company's deferred tax asset to account for the future impact of lower corporate income tax rates as a result of the Tax Cuts and Job Acts that was enacted on December 22, 2017.  The tax revaluation resulted in a $2.4 million increase in the Company's income tax expense and a reduction in earnings per diluted share for the fiscal year ended June 30, 2018.

"I am pleased with our results for both the current quarter and the year. Over the last year both loans and deposits increased by 3.7% and 4.0% respectively. We ended the year with a strong net interest margin as well as a significant reduction in our non-interest expenses," stated Jerald L. Shaw the Company's President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights

•	Loan receivable, net, increased $14.1 million or 3.7% to $392.0 million at June 30, 2018 from $377.9 million at June 30, 2017;
•	Deposits increased $13.8 million, or 4.0%, to $359.0 million at June 30, 2018 from $345.2 million at June 30, 2017;
•	Nonperforming loans decreased $230,000, or 19.7%, to $936,000 at June 30, 2018 from $1.2 million at March 31, 2018 and decreased $2.8 million or 74.7% from June 30, 2017; and
•	Allowance for loan losses to nonperforming loans increased to 466.9% at June 30, 2018 from 365.1% at March 31, 2018, and 110.8% at June 30, 2017.

In addition, on July 17, 2018, we signed a definitive merger agreement with FS Bancorp, Inc. ("FS Bancorp") pursuant to which FS Bancorp will acquire the Company for stock and cash valued at approximately $77 million.  The merger is currently expected, subject to receipt of Company shareholder, regulatory approvals and other customary closing conditions, to close during the fourth quarter of calendar 2018 or early in the first quarter of calendar 2019.   On the same date, we mutually terminated the merger agreement, as amended, with Washington Federal, Inc. ("Washington Federal").

Balance Sheet Review

Total assets increased by $7.1 million, or 1.5%, to $469.6 million at June 30, 2018 from $462.5 million at June 30, 2017.  Cash and cash equivalents increased $3.4 million, or 23.8%, to $17.6 million at June 30, 2018 from $14.2 million at June 30, 2017 due to an increase in deposits.  Securities available-for-sale and held-to-maturity decreased during the year by $3.4 million, or 16.3%, and $1.4 million, or 27.6%, respectively. The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $14.1 million, or 3.7%, to $392.0 million at June 30, 2018 from $377.9 million at June 30, 2017. Construction loans increased $36.7 million, or 74.7%, to $85.9 million at June 30, 2018 from $49.2 million at June 30, 2017.  Our construction loans are for the construction of multi-family and commercial real estate properties and to a lesser extent, loans for the construction of one-to-four family residences. There was $28.6 million in undisbursed construction loan commitments at June 30, 2018.  One-to-four family loans increased $2.4 million, or 4.0%, to $62.1 million at June 30, 2018 from $59.7 million at June 30, 2017.  Commercial business loans decreased $11.3 million, or 35.7%, to $20.3 million at June 30, 2018 from $31.6 million at June 30, 2017 primarily related to the payoff of a $9.0 million loan participation. Commercial real estate loans decreased $5.5 million, or 3.5%, to $150.0 million at June 30, 2018 from $155.5 million at June 30, 2017.  We

Anchor Bancorp
July 27, 2018

also reclassified a $2.0 million multi-tenant commercial real estate loan to real estate owned ("REO") and recorded during the year ended June 30, 2018 a $200,000 charge upon transfer to reflect its fair market value.  Multi-family loans decreased $2.9 million, or 4.7%, to $57.6 million at June 30, 2018 from $60.5 million at June 30, 2017.  Land loans decreased $2.5 million, or 31.5%, to $5.5 million at June 30, 2018 from $8.0 million at June 30, 2017.  Consumer loans decreased $2.8 million, or 15.1%, to $15.9 million at June 30, 2018 from $18.7 million at June 30, 2017.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2018	March 31, 2018	June 30, 2017
	(In thousands)
Real estate:
One-to-four family	$62,110	$62,788	$59,735
Multi-family	57,639	58,847	60,500
Commercial	150,050	152,928	155,525
Construction	85,866	85,247	49,151
Land loans	5,515	6,234	8,054
Total real estate	361,180	366,044	332,965

Consumer:
Home equity	12,291	13,309	13,991
Credit cards	2,284	2,346	2,596
Automobile	372	392	627
Other consumer	960	1,310	1,524
Total consumer	15,907	17,357	18,738

Business:
Commercial business	20,329	20,575	31,603

Total Loans	397,416	403,976	383,306

Less:
Deferred loan fees and loan premiums, net	1,002	1,146	1,292
Allowance for loan losses	4,370	4,257	4,106

Loans receivable, net	$392,044	$398,573	$377,908

Total liabilities increased over the last year by $5.5 million to $402.2 million at June 30, 2018 primarily as the result of a $13.8 million increase in deposits partially offset by a $8.5 million decrease in Federal Home Loan Bank advances.   The increase in deposits was primarily due to a $21.0 million increase in certificates of deposit and a $5.3 million increase in demand deposits partially offset by a $13.3 million decrease in money market accounts.  The increase in certificate of deposits was the result of the Bank's deposit marketing campaign, as well as other deposit gathering activities.

Anchor Bancorp
July 27, 2018

Deposits consisted of the following at the dates indicated:

	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$55,381	15.4%	$57,767	16.0%	$52,606	15.2%
Interest-bearing demand deposits	34,030	9.5	33,446	9.3	31,464	9.1
Money market accounts	59,863	16.7	64,344	17.9	73,154	21.2
Savings deposits	44,271	12.3	45,052	12.5	43,454	12.6
Certificates of deposit	165,476	46.1	159,610	44.3	144,509	41.9
Total deposits	$359,021	100.0%	$360,219	100.0%	$345,187	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $2.1 million, or 51.1%, to $2.0 million at June 30, 2018 from $4.1 million at June 30, 2017. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.2% at June 30, 2018 from 1.0% at June 30, 2017.  The Company recorded a $105,000 provision for loan losses for the quarter ended June 30, 2018 compared to a $25,000 provision for the quarter ended June 30, 2017 primarily as a result of growth in our constructions loans in our loan portfolio.  The allowance for loan losses of $4.4 million at June 30, 2018 represented 1.1% of total loans and 466.9% of nonperforming loans. This compares to an allowance for loan losses of $4.1 million at June 30, 2017, representing 1.1% of total loans and 110.8% of nonperforming loans.

Nonperforming loans decreased by $230,000 to $936,000 at June 30, 2018 from $1.2 million at March 31, 2018 and were $3.7 million at June 30, 2017.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2018	March 31, 2018	June 30, 2017
	(In thousands)
Real estate:
One-to-four family	$507	$682	$1,170
Commercial	—	—	1,992
Total real estate	507	682	3,162
Consumer:
Home equity	207	216	242
Total consumer	207	216	242
Business:
Commercial business	222	268	300
Total	$936	$1,166	$3,704

At both June 30, 2018 and March 31, 2018, the Company had two REO properties with an aggregate book value of $737,000 compared to three properties with an aggregate book value of $867,000 at June 30, 2017.

Capital

As of June 30, 2018, the Bank exceeded all regulatory capital requirements with, Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital (CET1), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.5%, 15.5%, 15.5% and 16.6%, respectively.  As of June 30, 2017, these ratios were 13.0%, 14.1%, 14.1%, and 15.1%, respectively.

Anchor Bancorp
July 27, 2018

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 14.4%, 16.6%, 16.6%, and 17.7% as of June 30, 2018.  As of June 30, 2017, these ratios were 14.0%, 15.2%, 15.2%, and 16.2%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $137,000, or 3.0%, to $4.7 million for the quarter ended June 30, 2018 from $4.6 million for the quarter ended June 30, 2017.  For the year ended June 30, 2018, net interest income before the provision for loan losses increased $1.2 million, or 7.5%, to $18.2 million from $17.0 million for fiscal 2017.  For both periods the increase was due primarily to an increase in average loans receivable.  Average loans receivable, net, for the quarter ended June 30, 2018 increased $9.6 million, or 2.4%, to $400.8 million from $391.2 million for the quarter ended June 30, 2017.  For the year ended June 30, 2018, average loans receivable, net, increased $26.8 million, or 7.2%, to $396.5 million from $369.7 million for the year ended June 30, 2017.

The Company's net interest margin increased four basis points to 4.36% for the quarter ended June 30, 2018 compared to 4.32% for the quarter ended June 30, 2017. The average yield on mortgage-backed securities increased to 2.41% from 2.36% for the same period in the prior year primarily as a result of larger principal paydowns.  The average yield on interest-earning assets increased 18 basis points to 5.37% from 5.19% for the quarters ended June 30, 2018 and 2017.  The average cost of interest-bearing liabilities increased 20 basis points to 1.28% for the fourth quarter ended June 30, 2018 compared to 1.08% for the same period in the prior year.  For the year ended June 30, 2018, the Company's net interest margin increased seven basis points to 4.26% compared to 4.19% for the year ended June 30, 2017.  The improvement in our net interest margin compared to the same period last year reflects an increase in average loans receivable during the year, in particular construction loans. The average yield on interest-earning assets increased 21 basis points to 5.22% for the year ended June 30, 2018 compared to 5.01% for the same period in the prior year. The average cost of interest-bearing liabilities increased 16 basis points to 1.19% for the year ended June 30, 2018 compared to 1.03% for the same period of the prior year primarily as a result of increases in short-term interest rates.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2018, management determined that a $105,000 provision for loan losses was required for the quarter compared to a $25,000 provision for the same period in the prior year.  The provision for loan losses for the year ended June 30, 2018 was $405,000 compared to a $310,000 provision for loan losses recorded in the prior year. primarily due to loan growth during the 2018 fiscal year.

Noninterest income. Noninterest income decreased $139,000, or 12.7%, to $957,000 for the quarter ended June 30, 2018 compared to $1.1 million for the same quarter a year ago.  The decrease in noninterest income was primarily attributable due to a $74,000, or 23.1%, decrease in deposit service fees to $246,000 from $320,000 for the same quarter a year ago as consumers reduced their deposit account overdrafts.  In addition, other income decreased $66,000 in the quarter ended June 30, 2018 to $117,000 compared to $183,000 for the same quarter a year ago primarily due to a decrease of $52,000 for prepayment charges on commercial mortgage loans.  Noninterest income decreased $221,000, or 5.2%, to $4.0 million during the year ended June 30, 2018 compared to $4.3 million for the same period in 2017 primarily due to a $232,000 or 17.4% decrease in deposit service fees income during fiscal 2018 for the same reason discussed above.

Noninterest expense. Noninterest expense decreased $644,000, or 13.7%, to $4.1 million for the quarter ended June 30, 2018 from $4.7 million for the quarter ended June 30, 2017. Merger expenses decreased $399,000, or 98.3%, from $406,000 to $7,000 primarily due to legal and professional fees associated with the terminated proposed merger with Washington Federal incurred during the same period in fiscal 2017.  General and administrative expenses decreased $142,000, or 19.7%, to $579,000 from $721,000 primarily due to a $106,000 reversal in unfunded commitment reserve expense due to a decline in our unfunded commitment reserve reflecting the decrease in undisbursed construction loans during the quarter ended June 30, 2018.

Noninterest expense decreased $1.8 million, or 10.3%, for the year ended June 30, 2018 to $15.7 million from $17.5 million for the year ended June 30, 2017.  The decrease was primarily due to general and administrative expense decreasing $705,000, or 23.9%, from $2.9 million at June 30, 2017 to $2.2 million for the year ended June 30, 2018.  Unfunded commitment reserve expense declined for reasons discussed above.  Merger expenses related to the terminated proposed merger with Washington Federal decreased $343,000, or 84.5%, to $63,000 in fiscal 2018 from $406.000 in fiscal 2017 as the merger was pending throughout fiscal 2018.  Compensation and benefits decreased $321,000, or 3.6%, to $8.7 million from $9.0 million.  The decrease in compensation and benefits expense was primarily due to a reduction of $545,000 of stock based compensation awarded under the Anchor Bancorp 2015 Equity Plan to $91,000 for the year ended June 30, 2018 from $636,000 in the previous year and a $379,000 decrease reflecting reduced staffing partially offset by $581,000 in retention bonuses paid

Anchor Bancorp
July 27, 2018

associated with the then pending Washington Federal merger. These decreases were partially offset by a $109,000 increase in real estate holding costs to $157,000 for the year ended June 30, 2018 from $48,000 primarily due to a $200,000 charge upon transfer of a commercial real estate property to REO to reflect its fair market value.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 9 full-service banking offices within Grays Harbor, Thurston, Lewis, and Pierce counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the Agreement and Plan of Merger ("Merger Agreement") with FS Bancorp may be terminated in accordance with its terms, and the merger may not be completed; governmental approval of our pending merger with FS Bancorp may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; conditions to the closing of the pending merger with FS Bancorp may not be satisfied, including the approval by our shareholders; delays in closing our pending merger with FS Bancorp; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; the Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $2.7 million under limited circumstances relating to alternative acquisition proposals; increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
July 27, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2018	March 31, 2018	June 30, 2017

ASSETS
Cash and cash equivalents	$17,568	$20,272	$14,194
Securities available-for-sale, at fair value	17,725	18,714	21,170
Securities held-to-maturity, at amortized cost	3,584	3,740	4,949
Loans held for sale	98	—	1,551
Loans receivable, net of allowance for loan losses of $4,370, $4,257 and $4,106	392,044	398,573	377,908
Life insurance investment, net of surrender charges	20,546	20,417	20,030
Accrued interest receivable	1,423	1,459	1,332
Real estate owned, net	737	737	867
Federal Home Loan Bank (FHLB) stock, at cost	2,047	2,407	2,348
Property, premises and equipment, net	8,664	8,785	9,360
Deferred tax asset, net	4,409	4,589	8,011
Prepaid expenses and other assets	809	516	805
Total assets	$469,654	$480,209	$462,525
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$55,381	$57,767	$52,606
Interest-bearing	303,640	302,452	292,581
Total deposits	359,021	360,219	345,187

FHLB advances	37,000	46,000	45,500
Advance payments by borrowers for taxes and insurance	1,077	2,144	1,195
Supplemental Executive Retirement Plan liability	1,738	1,731	1,709
Accounts payable and other liabilities	3,374	3,862	3,083
Total liabilities	402,210	413,956	396,674

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,484,030 issued and outstanding at June 30, 2018, and 2,484,030 issued and outstanding at March 31, 2018, and 2,504,740 issued and outstanding at June 30, 2017	25	25	25
Additional paid-in capital	22,298	22,258	22,619
Retained earnings	46,776	45,614	44,585
Unearned Employee Stock Ownership Plan (ESOP) shares	(540)	(556)	(607)
Accumulated other comprehensive loss, net of tax	(1,115)	(1,088)	(771)
Total stockholders' equity	67,444	66,253	65,851
Total liabilities and stockholders' equity	$469,654	$480,209	$462,525

Anchor Bancorp
July 27, 2018

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2018	2017	2018	2017
Interest income:
Loans receivable, including fees	$5,626	$5,324	$21,651	$19,580
Securities	56	24	146	105
Mortgage-backed securities	131	155	507	594
Total interest income	5,813	5,503	22,304	20,279
Interest expense:
Deposits	905	770	3,436	2,758
FHLB advances	190	152	642	563
Total interest expense	1,095	922	4,078	3,321
Net interest income before provision for loan losses	4,718	4,581	18,226	16,958
Provision for loan losses	105	25	405	310
Net interest income after provision for loan losses	4,613	4,556	17,821	16,648
Noninterest income:
Deposit service fees	246	320	1,098	1,330
Other deposit fees	196	193	777	751
Other loan fees	265	214	877	832
Gain on sale of loans	4	59	175	183
Bank owned life insurance	129	127	516	515
Other income	117	183	600	653
Total noninterest income	957	1,096	4,043	4,264
Noninterest expense:
Compensation and benefits	2,280	2,222	8,698	9,019
General and administrative expenses	579	721	2,239	2,944
Merger expenses	7	406	63	406
Real estate owned holding costs	19	11	157	48
Federal Deposit Insurance Corporation insurance premiums	58	39	190	145
Information technology	491	571	2,024	2,105
Occupancy and equipment	436	456	1,741	1,889
Deposit services	101	111	394	462
Marketing	90	167	364	564
Gain on sale of property, premises and equipment	(1)	—	(11)	—
Gain on sale of real estate owned	—	—	(148)	(59)
Total noninterest expense	4,060	4,704	15,711	17,523
Income before provision for income taxes	1,510	948	6,153	3,389
Provision for income taxes	348	293	3,962	1,039
Net income	$1,162	$655	$2,191	$2,350
Basic earnings per share	$0.48	$0.27	$0.90	$0.98
Diluted earnings per share	$0.48	$0.27	$0.90	$0.97

Anchor Bancorp
July 27, 2018

	As of or For the Quarter Ended (unaudited)
	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	1.00%	1.19%	(1.22)%	0.58%
Return (loss) on average equity (2)	7.75	9.24	(9.31)	4.48
Average equity-to-average assets (3)	12.89	12.90	13.12	12.85
Interest rate spread(4)	4.09	4.04	4.05	4.11
Net interest margin (5)	4.36	4.28	4.27	4.32
Efficiency ratio (6)	71.5	67.3	72.1	82.9
Average interest-earning assets to average interest-bearing liabilities	126.1	124.4	124.1	124.2
Other operating expenses as a percent of average total assets	3.5%	3.2%	3.5%	4.1%
Book value per common share	$27.15	$26.67	$26.19	$26.29
Tangible book value per common share (7)	$27.05	$26.57	$26.09	$26.2

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.5%	13.2%	13.0%	13.0%
Common equity Tier 1 capital	15.5	14.7	14.1	14.1
Tier 1 risk-based	15.5	14.7	14.1	14.1
Total risk-based	16.6	15.8	15.1	15.1

ASSET QUALITY
Nonperforming and loans as a percent of total loans	0.2%	0.3%	0.4%	1.0%
Allowance for loan losses as a percent of total loans	1.1	1.1	1.0	1.1
Allowance as a percent of total nonperforming loans	466.9	365.1	283.3	110.8
Nonperforming assets as a percent of total assets	0.4	0.4	1.0	1.0
Net charge-offs (recoveries) to average outstanding loans	0.00%	(0.002)%	0.00%	(0.03)%
Classified loans	$936	$1,154	$1,449	$3,721
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation tables below.

Anchor Bancorp
July 27, 2018

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures is presented below.

	June 30, 2018	March 31, 2018	December 31, 2017	June 30, 2017
	(In thousands)

Stockholders' equity	$67,444	$66,253	$65,197	$65,851
Less: intangible assets	250	257	260	232
Tangible common stockholders' equity	$67,194	$65,996	$64,937	$65,619

Total assets	$469,654	$480,209	$472,792	$462,525
Less: intangible assets	250	257	260	232
Tangible assets	$469,404	$479,952	$472,532	$462,293

Tangible common stockholders' equity	$67,194	$65,996	$64,937	$65,619
Common shares outstanding at end of period	2,484,030	2,484,030	2,489,030	2,504,740
Common stockholders' equity (book value) per share (GAAP)	$27.15	$26.67	$26.19	$26.29
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$27.05	$26.57	$26.09	$26.20